Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 23, 2017, is by and among Expo Holdings I Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company with limited liability incorporated under the Laws of Bermuda and a wholly owned Subsidiary of Parent as a company limited by shares (“Amalgamation Sub”) and Hinrich Investments Limited (the “Shareholder”).

WHEREAS, the Shareholder is, as of the date hereof, a beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of Shares of Global Sources Ltd., an exempted company with limited liability incorporated under the Laws of Bermuda as a company limited by shares (the “Company”), as set forth opposite the name of the Shareholder in Schedule I hereto;

WHEREAS, Parent, Amalgamation Sub, and the Company have entered into an Amalgamation Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Amalgamation Agreement”), which provides, among other things, for the amalgamation of Amalgamation Sub and the Company (the “Amalgamation”) with the amalgamated company resulting from the Amalgamation being an exempted company incorporated under the Laws of Bermuda and becoming a wholly owned Subsidiary of Parent as a result of the Amalgamation, pursuant to the terms and conditions set forth in the Amalgamation Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Amalgamation Agreement); and

WHEREAS, as a condition to the willingness of Parent and Amalgamation Sub to enter into the Amalgamation Agreement and as an inducement and in consideration therefor, Parent and Amalgamation Sub have required that the Shareholder, and the Shareholder has (in the Shareholder’s capacity as a beneficial owner of the Shareholder Securities as defined below) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.      Representations and Warranties of Shareholder. The Shareholder (in the Shareholder’s capacity as a beneficial owner of the Shareholder Securities) hereby represents and warrants to Parent and Amalgamation Sub as follows:

(a)	As of the time of execution of this Agreement, the Shareholder (i) is the beneficial owner of the Shares (together with any Shares which the Shareholder may acquire at any time in the future during the term of this Agreement, the “Shareholder Securities”) set forth opposite such Shareholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Company Securities.

(b)	The Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Amalgamation Sub, this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d)	Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder or its assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay the Shareholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the PRC Anti-Monopoly Law, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Amalgamation Sub in connection with the Amalgamation Agreement and the transactions contemplated thereby are obtained or made, the consummation by the Shareholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to the Shareholder, (ii) require any consent, approval, or notice under any legal requirements applicable to the Shareholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay the Shareholder’s performance of its obligations under this Agreement, or (iii) violate any provision of the Shareholder’s organizational documents.

(e)	The Shareholder Securities held by the Shareholder, and the certificates, if any, representing the Shareholder Securities held by the Shareholder are now, and, subject to SECTION 3(b), at all times during the term hereof will be, held by the Shareholder, free and clear of all liens and encumbrances, except for any such liens or encumbrances arising hereunder and any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).

(f)	The Shareholder has full voting power, with respect to its Shareholder Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Shareholder Securities. The Shareholder Securities held by the Shareholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Securities.

(g)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of the Shareholder, threatened against the Shareholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by the Shareholder of its obligations under this Agreement or otherwise adversely impact the Shareholder’s ability to perform its obligations hereunder.

(h)	The Shareholder has received and reviewed a copy of the Amalgamation Agreement. The Shareholder understands and acknowledges that Parent and Amalgamation Sub are entering into the Amalgamation Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder.

SECTION 2.      Representations and Warranties of Parent and Amalgamation Sub. Each of Parent and Amalgamation Sub hereby, jointly and severally, represents and warrants to the Shareholder as follows:

(a)	Each of Parent and Amalgamation Sub is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each of Parent and Amalgamation Sub has the corporate power and authority, as the case may be, to execute and deliver and perform its obligations under this Agreement and the Amalgamation Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Amalgamation Agreement.

(b)	This Agreement and the Amalgamation Agreement have been duly authorized, executed and delivered by each of Parent and Amalgamation Sub, and, assuming this Agreement and the Amalgamation Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Amalgamation Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar Law of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c)	Assuming compliance with the applicable provisions of the PRC Anti- Monopoly Law, the execution and delivery of this Agreement and the Amalgamation Agreement by each of Parent and Amalgamation Sub, and the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement, will not: (i) cause a violation, or a default, by Parent or Amalgamation Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Amalgamation Sub, or to which either Parent or Amalgamation Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Amalgamation Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Amalgamation Sub is a party or by which either Parent or Amalgamation Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Amalgamation Sub or any of their obligations under this Agreement and the Amalgamation Agreement. Except as may be required by the Exchange Act, any “anti-takeover” laws, the Bermuda Companies Act, in connection with the PRC Anti-Monopoly Law and as otherwise provided in the Amalgamation Agreement, neither Parent nor Amalgamation Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Amalgamation Agreement by Parent or Amalgamation Sub or the consummation by Parent or Amalgamation Sub of the Amalgamation and the other transactions contemplated by the Amalgamation Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Amalgamation Sub of any of their obligations under this Agreement and the Amalgamation Agreement.

SECTION 3.      Transfer of the Shares; Other Action.

(a)	Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this SECTION 3 or SECTION 4) or in the Amalgamation Agreement, the Shareholder shall not, and shall cause each of its Subsidiaries (if any) not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of its Shareholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of its Shareholder Securities with respect to any matter that is in contravention of the obligations of the Shareholder under this Agreement with respect to its Shareholder Securities; (iv) deposit any of its Shareholder Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shareholder Securities in contravention of the obligations of the Shareholder under this Agreement with respect to its Shareholder Securities; or (v) take or cause the taking of any other action that would restrict or prevent the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shareholder Securities held by the Shareholder shall occur (including, but not limited to, a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)	The Shareholder agrees that it will not exercise any appraisal rights available to the Shareholder with respect to the Amalgamation pursuant to Section 106 of the Bermuda Companies Act.

SECTION 4.      Voting of Shares.

(a)	Prior to the Termination Date, and without in any way limiting the Shareholder’s right to vote its Shareholder Securities in its sole discretion on any other matters not set forth in SECTION 4(a)(ii) that may be submitted to a shareholder vote, consent or other approval, at every annual, special or other meeting of the Company’s shareholders called with respect to any of the following, and at every adjournment or postponement thereof, the Shareholder (in the Shareholder’s capacity as a holder of its Shareholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) attend each such meeting or otherwise cause all of the Shareholder’s Shareholder Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Shareholder Securities, beneficially owned by the Shareholder and entitled to vote (A) in favor of the approval and the Company’s adoption of the Bye-Laws Amendments, (B) in favor of the adoption of the Amalgamation Agreement and the approval of the Amalgamation and the other transactions contemplated by the Amalgamation Agreement, and (C) against (x) any action or agreement which would reasonably be expected to materially impede, interfere, delay discourage or adversely affect the Amalgamation Agreement, the Amalgamation or this Agreement, (y) any Acquisition Proposal and (z) any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement. Any vote by the Shareholder that is not in accordance with this SECTION 4(a) will be null and void.

(b)	Notwithstanding the foregoing, the Shareholder shall retain at all times the right to vote the Shareholder Securities held by it in its sole discretion and without any other limitation on those matters other than those set forth in SECTION 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s shareholders.

(c)	The obligations set forth in this SECTION 4 shall apply to the Shareholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5.      No Solicitation. The Shareholder shall not, nor shall it, subject to the provisions of SECTION 6, direct, authorize or permit any of its Representatives to and shall use its reasonable best effort to cause its Representatives not to, directly or indirectly, take any action that would violate Section 7.04 of the Amalgamation Agreement if the Shareholder were deemed a “Representative” of the Company for purposes of such Section 7.04 of the Amalgamation Agreement.

SECTION 6.      Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Shareholder solely in its capacity as a holder of its Shareholder Securities and/or other Company Securities in the Company and not in the Shareholder’s or any partner, officer, employee or Affiliate of the Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Shareholder or any partner, officer, employee or Affiliate of the Shareholder to attempt to) limit or restrict any actions or omissions of any such person in his or her capacity as a director and/or officer of the Company or any of its Subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries from taking any action in his or her capacity as such director and/or officer.

SECTION 7.      Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

SECTION 8.      Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, without any notice or other action by any person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i)	the Effective Time;

(ii)	the termination of the Amalgamation Agreement in accordance with its terms;

(iii)	any change to the terms of the Amalgamation without the prior written consent of the Shareholder that (A) reduces the Per Share Amalgamation Consideration or any consideration otherwise payable with respect to the Company Securities beneficially owned by the Shareholder (subject to adjustments in compliance with Section 3.01(c) of the Amalgamation Agreement), (B) changes the form of consideration payable in the Amalgamation or any consideration otherwise payable with respect to the Company Securities beneficially owned by the Shareholder or (C) otherwise materially amends the Amalgamation Agreement in a manner adverse to the Shareholder relative to the other shareholders of the Company; or

(iv)	the mutual written consent of Parent, the Company and the Shareholder.

(b)	Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach prior to such termination.

(c)	SECTION 8(b), SECTION 9 and SECTION 12 hereof shall survive the termination of this Agreement.

SECTION 9.      Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Amalgamation is consummated.

SECTION 10.  Public Announcements. Parent, Amalgamation Sub and the Shareholder (in its capacity as a Shareholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Amalgamation Agreement and the transactions contemplated thereby, without the prior written consent of the other party. The Shareholder (i) consents to and authorizes (x) the publication and disclosure by the Company, Parent and their respective Affiliates of its identity and beneficial ownership of the Shareholder Securities and the nature of its commitments, obligations, arrangements and understandings under this Agreement in the Proxy Statement, any current report of the Company on Form 6-K and any other documents required to be filed by the SEC or other Governmental Authority; provided that, Parent shall provide the Shareholder and their counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments and (y) the filing by the Company, Parent and their respective Affiliates of this Agreement as an exhibit to the extent required to be filed with the SEC or any Governmental Authority relating to the Amalgamation and (ii) agrees promptly to give to the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by the Shareholder of the nature of their commitments and obligations under this Agreement and such other matters as may be required in connection with the Amalgamation in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by the Shareholder in connection with the Amalgamation; provided that, the Shareholder shall provide Parent and its counsel reasonable opportunity to review and comment thereon, and the Shareholder shall give reasonable consideration to any such comments.

SECTION 11.  Adjustments. In the event (a) of reclassification, share split (including a reverse share split), combination, share dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction or (b) that the Shareholder shall become the beneficial owner of any additional Company Securities, then the terms of this Agreement shall apply to the Company Securities held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shareholder Securities hereunder. In the event that the Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in SECTION 4(a)(ii) hereof, then the terms of SECTION 4 hereof shall apply to such other securities as though they were Shareholder Securities hereunder.

SECTION 12.  Miscellaneous.

(a)	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective parties hereto at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to Shareholder, to:

26/F, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong

Attention: Merle Hinrich

Email: hinrich@globalsources.com

If to Parent or Amalgamation Sub, to:

Expo Holdings I Ltd
Expo Holdings II Ltd.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10054
USA
Attention: John G. Finley
Facsimile: +1 646 253 8983

and

The Blackstone Group (HK) Limited
Two International Finance Centre
Suite 901, 9th Floor, 8 Finance Street
Central, Hong Kong
Attention: Susannah Lindenfield
Facsimile: +852 3656 8601

with a copy to (which shall not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong

Attention: Gary Li

Facsimile: +852 3761 3301

Email: gary.li@kirkland.com and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel Wolf P.C.

Facsimile: +1 212 446 6460

Email: daniel.wolf@kirkland.com

(b)	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d)	Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and (ii) is not intended to, nor shall it, confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that (x) the Company shall be an express third party beneficiary of SECTION 8(a)(v), SECTION 10 and SECTION 12(j) of this Agreement and shall be entitled to enforce such provisions of this Agreement and (y) each member of the Lender Group (as defined in the Amalgamation Agreement) shall be an express third party beneficiary of this SECTION 12(d) of this Agreement and shall be entitled to enforce such provisions of this Agreement.

(e)	Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law. The parties to this Agreement irrevocably (i) submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, (ii) agree that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding shall not be brought or is not maintainable in said courts or that the venue thereof shall not be appropriate or that this Agreement or any such document shall not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and (iv) agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. Notwithstanding the foregoing, the parties hereto agree that the exclusive jurisdiction provided for in this section shall not apply to an action to enforce any judgment obtained in connection with this Agreement, both of which the parties hereto agree may be brought in any court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in SECTION 12(a) or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

(f)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

(g)	Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that Parent and Amalgamation Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more Affiliates of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Amalgamation Sub under the Amalgamation Agreement to such Affiliates of Parent in accordance with the terms of the Amalgamation Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliates of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Amalgamation Agreement to such additional Affiliates of Parent in accordance with the terms of the Amalgamation Agreement; provided, that no such assignment shall relieve Parent or Amalgamation Sub of any of their respective obligations under this Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(h)	Severability of Provisions. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i)	Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)	Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto and the Company, and no waiver or consent hereunder shall be effective against any party hereto unless it shall be in writing and signed by such party. No amendments or modifications to the provisions of SECTION 12(d) or SECTION 12(e) shall be permitted in a manner materially adverse to any member of the Lender Group without the prior written consent of such member of the Lender Group (which shall not be unreasonably withheld, conditioned or delayed).

(k)	Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)	No Recourse. Parent and Amalgamation Sub agree that the Shareholder (in its capacity as a holder of Company Securities) will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Amalgamation Agreement or the Amalgamation (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company’s breach of the Amalgamation Agreement.

(m)	No Presumption. This Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

(n)	No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Amalgamation Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o)	No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Amalgamation Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shareholder Securities. All rights, ownership and economic benefits of and relating to the Shareholder Securities held by the Shareholder shall remain vested in and belong to the Shareholder, and neither Parent nor Amalgamation Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shareholder Securities held by such Shareholder, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Amalgamation Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Expo Holdings I Ltd

By: /s/ Christopher Placca

Name: Christopher Placca

Title: Authorized Signatory

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, Parent, Amalgamation Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Expo Holdings II Ltd.

By: /s/ Christopher Placca

Name: Christopher Placca

Title: Authorized Signatory

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, Parent, Amalgamation Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Hinrich Investments Limited

By: /s/ Merle Allan Hinrich

Name: Merle Allan Hinrich

Title: Director

[Signature Page to Voting and Support Agreement]

SCHEDULE I

NAME OF SHAREHOLDER	COMPANY COMMON STOCK BENEFICIALLY OWNED BY SHAREHOLDER
Hinrich Investments Limited	1,312,253[1]

1     The Shareholder holds all of these Shares through brokerage and custodial accounts and the remaining directly.